August 1, 1996

Mr. Eric Priestley
9114 Winged Bourne
Charlotte, NC  28210

Dear Eric:

     I am pleased to confirm our offer to you regarding your joining Jefferson Smurfit Corporation as Executive Vice President-Chief Operating Officer, effective today.

     We have agreed to a salary of $750,000 per year (pro-rated for 1996). The Company will be obligated to pay your annual salary for two (2) years from the Commencement Date, unless your employment is terminated because you quit, die (in which case your estate will be entitled to life insurance proceeds of three times your base salary), or become permanently disabled (in which case you will be entitled to benefits under the Company's long term disability plan) or because your employment is terminated for "Cause", which shall mean a plea of guilty or nolo contendere by you to a felony or your conviction for a felony or your willful failure to perform your assigned duties.

     We have agreed to a signing bonus of $1,000,000.00, which you will defer under the terms of the Jefferson Smurfit Corporation Deferred Compensation Plan (the "Plan"). The deposit of funds into the Index Fund, as defined in the Plan, will be made on or before October 1, 1996. You will be granted stock options, the amount and terms of which shall be determined in the near future. Your moving expenses will be reimbursed upon such terms as you and I shall agree. The Company will also pay initiation fees and dues for a country club of your choice and will pay for financial consulting services rendered to you by AYCO.

     You will be eligible to participate in the Company's 401(k) savings plan and the group medical, dental, life, accidental death and dismemberment, short-term and long-term disability and travel accident benefit programs for executive officers of the Company now or hereafter provided by the Company.


Mr. Eric Priestley
August 1, 1996

     You will participate in the Company's 1996 Management
Incentive Plan on a pro-rated basis from the Commencement Date through December 31, 1996.

     We are all looking forward to working with you here at Jefferson Smurfit. I am confident that you will find the work and the environment both challenging and rewarding and I wish you many years of success with the Company.

     If you are in agreement with the foregoing, please execute where indicated below and return one counterpart of this letter to me.

                              Sincerely,



                              James E. Terrill
                              President and Chief Executive Officer




Acknowledged and Accepted
as of the 1st day of August, 1996




_________________________________
        Eric Priestley